Exhibit 2.1

AMENDMENT NO. 4

to

AGREEMENT AND PLAN OF REORGANIZATION

This Amendment No. 4 (this “Amendment”) dated August 15, 2017, to the Agreement and Plan of Reorganization dated January 22, 2014 (as amended by Amendment No. 1 to the Agreement and Plan of Reorganization dated July 21, 2014, and Amendment No. 2 to the Agreement and Plan of Reorganization dated June 30, 2015, and Amendment No. 3 to the Agreement and Plan of Reorganization dated October 13, 2016, the “Agreement”) is by and between BancorpSouth, Inc. (“BancorpSouth”), a Mississippi corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), Central Community Corporation (the “Company”), a Delaware corporation and financial holding company pursuant to the Gramm-Leach-Bliley Act and bank holding company registered under the BHC Act, and BancorpSouth Bank (the “BancorpSouth Bank”), a Mississippi-chartered bank and wholly-owned subsidiary of BancorpSouth. Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to such terms in the Agreement.

WHEREAS, BancorpSouth and the Company have heretofore entered into the Agreement, which provides for, among other things, the merger of the Company with and into BancorpSouth, with BancorpSouth surviving (the “Merger”), upon the terms and conditions set forth therein; and

WHEREAS, BancorpSouth and BancorpSouth Bank have entered into an Agreement and Plan of Reorganization dated July 26, 2017 (the “Reorganization Agreement”), which provides for a reorganization of the current corporate structure of BancorpSouth Bank (the “Reorganization”); and

WHEREAS, the Reorganization will be accomplished through the merger of BancorpSouth with and into BancorpSouth Bank, with BancorpSouth Bank surviving (which, as the surviving entity, is hereinafter referred to as the “Surviving Entity” whenever reference is made to it at or after the Reorganization is consummated), all on and subject to the terms and conditions set forth in the Reorganization Agreement; and

WHEREAS, as a result of the Reorganization, the separate existence of BancorpSouth shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of BancorpSouth shall be vested in and assumed by the Surviving Entity; and

WHEREAS, BancorpSouth and the Company desire to add BancorpSouth Bank as a party to the Agreement, and BancorpSouth Bank desires to become a party to the Agreement; and

WHEREAS, BancorpSouth, the Company and BancorpSouth Bank desire to amend the Agreement in accordance with Section 13.4 thereof as provided below.

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BancorpSouth, the Company and BancorpSouth Bank hereby agree as follows:

1.    Assumption of Obligations.

(a)	The Surviving Entity shall succeed to and be substituted for BancorpSouth with the same effect as if the Surviving Entity had originally been named in the Agreement as BancorpSouth; the Surviving Entity hereby expressly assumes the performance and observance of all of the covenants and conditions of the Agreement to be kept or performed by BancorpSouth under the Agreement; and the Surviving Entity hereby makes all of the representations and warranties set forth in Article IV of the Agreement, as substituted for BancorpSouth thereto, as applicable, including, without limitation, the representations and warranties set forth in Section 4.3 and Section 4.4 of the Agreement;

(b)	The Surviving Entity hereby expressly assumes the payment of the Aggregate Merger Consideration pursuant to, and in accordance with, Section 2.1 of the Agreement, provided that the Aggregate Merger Consideration shall consist of the Aggregate Cash Consideration and 7,250,000 shares of BancorpSouth Bank Common Stock; and

(c)	Without limiting the generality of the foregoing, subject to the Reorganization, BancorpSouth Bank hereby reaffirms the representations and warranties set forth in Article IV of the Agreement made with respect to the Bank, and hereby agrees to comply with and perform the covenants and obligations set forth in Article VI of the Agreement that are applicable to BancorpSouth Bank.

2.    Capitalization.

(a)	The authorized capital stock of BancorpSouth Bank consists of 500,000,000 shares of common stock, $2.50 par value (referred to herein as the “BancorpSouth Bank Stock”), one (1) share of which is issued and outstanding as of the date of this Amendment. All of the issued and outstanding shares of BancorpSouth Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person.

(b)	At the Effective Time, the shares of BancorpSouth Bank Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

3.    Company Approval. Execution of this Amendment shall constitute the Company’s prior written approval, in accordance with Section 13.12 of the Agreement, of the Reorganization Agreement and the transactions contemplated thereby, including, without limitation, the Reorganization.

4.    Material Adverse Effect. For the purpose of measuring whether a Material Adverse Effect has occurred under the Agreement, the relevant effects, changes, developments or occurrences shall be those effects, changes, developments or occurrences existing on, and that have been disclosed as of, the date of this Amendment, not the date of the Agreement; provided, however, that no effect, change, development or occurrence relating to the financial condition, assets, properties, deposits, result of operations, earnings, business or cash flows of the Company resulting primarily from the delays associated with the completion of the transactions contemplated by the Agreement shall be deemed to constitute a Material Adverse Effect with respect to the Company.

5.    Applications; Regulatory Matters. Each of BancorpSouth, the Company and BancorpSouth Bank hereby acknowledge and agree that (i) the withdrawal by BancorpSouth of the Applications, (ii) the Reorganization, or (iii) the actions taken by BancorpSouth in connection therewith as of the date of this Amendment shall not be deemed to constitute a breach of or an event of default under the Agreement or give rise to an event pursuant to which either BancorpSouth or the Company may terminate the Agreement.

6.    Effectiveness of Amendment. This Amendment shall become effective simultaneously with the effectiveness of the Reorganization; provided, however, that BancorpSouth and BancorpSouth Bank shall have duly executed and filed with the Secretary of State of the State of Mississippi and the Mississippi Department of Banking and Consumer Finance a certificate or articles of merger in connection with the Reorganization.

7.    References. Upon the effectiveness of this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment.

8.    Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Agreement not expressly amended and or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

9.    Controlling Law. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of Mississippi applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

10.    Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (.pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

BANCORPSOUTH, INC.

By:	/s/ James D. Rollins III
Name:	James D. Rollins III
Title:	Chairman of the Board and Chief Executive Officer

CENTRAL COMMUNITY CORPORATION

By:	/s/ Donald R. Grobowsky
Name:	Donald R. Grobowsky
Title:	Chairman of the Board and Chief Executive Officer

BANCORPSOUTH BANK

By:	/s/ James D. Rollins III
Name:	James D. Rollins III
Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Amendment No. 4 to the Agreement and Plan of Reorganization]